CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Global Medium-Term Notes, Series A	$810,000	$57.75

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933

Pricing Supplement dated July 1, 2010 (To the Prospectus dated February 10, 2009 and the Prospectus Supplement dated March 1, 2010)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-145845

$810,000 Semi-Annual AutoCallable Notes due December 6, 2011 Linked to the iShares® Dow Jones U.S. Real Estate Index Fund Global Medium-Term Notes, Series A, No. E-5672

Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC (Rated AA-/Aa3‡)

Initial Valuation Date:	July 1, 2010

Issue Date:	July 7, 2010

Final Valuation Date:	December 1, 2011*

Maturity Date:	December 6, 2011* (resulting in a term to maturity of approximately 18 Months)

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof

Reference Asset:	iShares® Dow Jones U.S. Real Estate Index Fund (the “ETF”) (Bloomberg ticker symbol “IYR UP <Equity>”)

Automatic Call:	On any call valuation date, if the closing price is greater than or equal to the initial price, the Notes will be automatically called for a cash payment per $1,000 principal amount Note equal to the applicable call price payable on the applicable early redemption date.

Call Valuation Dates*:	December 1, 2010 (the first call valuation date), July 1, 2011 (the second call valuation date) and December 1, 2011 (the final call valuation date)

Early Redemption Date*:	The third Business Day after the applicable call valuation date

Call Price:

For every $1,000 principal amount Note, you will receive one payment of $1,000 plus a call premium calculated as follows:

•   11.625% x $1,000 if called in respect of the first call valuation date

•   23.250% x $1,000 if called in respect of the second call valuation date

•   34.875% x $1,000 if called in respect of the final call valuation date

Protection Level:	75% of the initial price

Payment at Maturity:

If the Notes are not automatically called, you will receive at maturity

(i)      if the final price is equal to or above the protection level and is less than the initial price, a cash payment equal to the principal amount of the Notes

(ii)     if the final price is below the protection level, a cash payment equal to (a) the principal amount of your notes plus (b) the principal amount multiplied by the Reference Asset Return, calculated per $1,000 principal amount Note as follows:

$1,000 + [$1,000 x (Reference Asset Return)]

You may lose some or all of your investment at maturity. Any payment on the Notes is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this pricing supplement.

Reference Asset Return:	The performance of the Reference Asset from the initial price to the final price, calculated as follows: Final Price – Initial Price Initial Price

Initial Price:	$47.12, the closing price of the ETF on the initial valuation date.

Final Price:	The closing price of the ETF on the final valuation date.

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06740PBW5 and US06740PBW59

‡	The Notes are not rated by Standard & Poor’s Ratings Services (“S&P”) or Moody’s Investors Service (“Moody’s”) as a result of certain policy changes by these organizations. As announced in December 2009, S&P no longer rates obligations, such as the Notes, with variable principal payments linked to commodity prices, equity prices or indices linked to either commodity or equity prices. However, the other senior unsecured debt securities of a maturity of more than one year of Barclays Bank PLC unaffected by this policy change are rated AA- by S&P. In addition, as announced in June 2009, Moody’s no longer issues public ratings of notes, such as the Notes, for which repayment of principal is dependent on the occurrence of a non-credit event. However, the other senior unsecured debt securities of Barclays Bank PLC unaffected by this policy change are rated Aa3 by Moody’s. The ratings mentioned in this paragraph are subject to downward revision, suspension or withdrawal at any time by the assigning rating organization and are not a recommendation to buy, sell or hold securities.
*	Subject to postponement in the event of a market disruption event and as described under “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds” in the prospectus supplement.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-5 of the prospectus supplement and “Selected Risk Considerations” beginning on page PS-7 of this pricing supplement.

We may use this pricing supplement in the initial sale of the Notes. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any Notes after the initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Agent’s Commission‡‡	Proceeds to Barclays Bank PLC
Per Note	100%	0.45%	99.55%
Total	$810,000	$3,645	$806,355

‡‡	Barclays Capital Inc. will receive commissions from the Issuer equal to 0.45% of the principal amount of the notes, or $4.50 per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers. Accordingly, the percentage and total proceeds to Issuer listed herein is the minimum amount of proceeds that Issuer receives.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this pricing supplement together with the prospectus dated February 10, 2009, as supplemented by the prospectus supplement dated March 1, 2010 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated February 10, 2009:

http://www.sec.gov/Archives/edgar/data/312070/000119312509023285/dposasr.htm

•	Prospectus Supplement dated March 1, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510043357/d424b3.htm

Our SEC file number is 1-10257. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

PROGRAM CREDIT RATING

The Notes are not rated by Standard & Poor’s Ratings Services (“S&P”) or Moody’s Investors Service (“Moody’s”) as a result of certain policy changes by these organizations. As announced in December 2009, S&P no longer rates obligations, such as the Notes, with variable principal payments linked to commodity prices, equity prices or indices linked to either commodity or equity prices. However, the other senior unsecured debt securities of a maturity of more than one year of Barclays Bank PLC unaffected by this policy change are rated AA- by S&P. An AA rating from S&P generally indicates that the issuer’s capacity to meet its financial commitment on the obligations is very strong. In addition, as announced in June 2009, Moody’s no longer issues public ratings of notes, such as the Notes, for which repayment of principal is dependent on the occurrence of a non-credit event. However, the other senior unsecured debt securities of Barclays Bank PLC unaffected by this policy change are rated Aa3 by Moody’s. An Aa3 rating by Moody’s indicates that the rated securities are currently judged by Moody’s to be obligations of high quality and are subject to very low credit risk. The ratings mentioned in this paragraph are a statement of opinion and not a statement of fact and are subject to downward revisions, suspension or withdrawal at any time by the assigning rating agency and are not a recommendation to buy, sell or hold securities.

Hypothetical Examples of Amounts Payable Upon Automatic Call or at Maturity

Each Table of Hypothetical Values based on the assumptions outlined below, demonstrates the return that you would have earned from (i) an investment in the Notes compared to (ii) a direct investment in the ETF, based on certain percentage changes between the initial price and the final price of the ETF and depending on whether the Notes are automatically called (prior to the deduction of any applicable brokerage fees or charges).

In each Table of Hypothetical Values some amounts are rounded and actual returns may be different. The following is a general description of how the hypothetical values in the table were determined.

If the ETF closing price is at or above the initial price on any call valuation date, the Notes will be automatically called for redemption at a cash payment per $1,000 principal amount Note equal to the applicable call price on the applicable early redemption date. The applicable call price is determined as follows:

For every $1,000 principal amount Note, you will receive one payment of $1,000 plus a call premium calculated as follows:

•	11.625% x $1,000 if called in respect of the first call valuation date

•	23.250% x $1,000 if called in respect of the second call valuation date

•	34.875% x $1,000 if called in respect of the final call valuation date

PS–2

If the Notes are not automatically called, the final price is determined on the final valuation date and you will receive a payment at maturity calculated as follows:

•

If the final price is below the protection level, a cash payment equal to (a) the principal amount of your notes plus (b) the principal amount multiplied by the Reference Asset Return, calculated per $1,000 principal amount Note as follows:

$1,000 + [$1,000 x (Reference Asset Return)]

•	If the final price is equal to or above the protection level and is less than the initial price, a cash payment equal to the principal amount of the Notes.

Assumptions:

•	Investor purchases $1,000 principal amount of Notes on the initial valuation date at the initial public offering price and holds the Notes to maturity if the Notes are not automatically called.

•	No market disruption events, antidilution adjustments, reorganization events or events of default occur during the term of the Notes.

Reference Asset: iShares Dow Jones U.S. Real Estate Index Fund

Initial price: $47.12

Protection Level: 75% of the initial price

Call Valuation Dates: December 1, 2010, July 1, 2011 and December 1, 2011

Maturity Date: December 6, 2011

The call premium percentage for the first call valuation date: 11.625%

The call premium percentage for the second call valuation date: 23.250%

The call premium percentage for the final call valuation date: 34.875%

Table of Hypothetical Values

If Notes are Called in respect of the first Call Valuation Date

	-
Reference Asset Return	Investment in the Notes	Direct Investment in the Reference Asset
+ 100%	$1,116.25	$2,000
+ 90%	$1,116.25	$1,900
+ 80%	$1,116.25	$1,800
+ 70%	$1,116.25	$1,700
+ 60%	$1,116.25	$1,600
+ 50%	$1,116.25	$1,500
+ 40%	$1,116.25	$1,400
+ 30%	$1,116.25	$1,300
+ 20%	$1,116.25	$1,200
+ 10%	$1,116.25	$1,100
+ 5%	$1,116.25	$1,050

0%	$1,116.25	$1,000

- 5%	$1,116.25	$950
- 10%	$1,116.25	$900
- 20%	$1,116.25	$800
- 30%	$1,116.25	$700
- 40%	$1,116.25	$600
- 50%	$1,116.25	$500
- 60%	$1,116.25	$400
- 70%	$1,116.25	$300
- 80%	$1,116.25	$200
- 90%	$1,116.25	$100
- 100%	$1,116.25	$0

Since the closing price of the ETF on the first call valuation date is equal to or greater than the initial price, the Notes are automatically called and you will receive on the first early redemption date a cash payment per $1,000 principal amount Note equal to $1,000 plus the corresponding call premium of $116.25, regardless of the performance of the ETF on the final valuation date. Your return on the Notes in this scenario would be 11.625%.

PS–3

Table of Hypothetical Values

If Notes are Called in respect of the second Call Valuation Date

	-
Reference Asset Return	Investment in the Notes	Direct Investment in the Reference Asset
+ 100%	$1,232.50	$2,000
+ 90%	$1,232.50	$1,900
+ 80%	$1,232.50	$1,800
+ 70%	$1,232.50	$1,700
+ 60%	$1,232.50	$1,600
+ 50%	$1,232.50	$1,500
+ 40%	$1,232.50	$1,400
+ 30%	$1,232.50	$1,300
+ 20%	$1,232.50	$1,200
+ 10%	$1,232.50	$1,100
+ 5%	$1,232.50	$1,050

0%	$1,232.50	$1,000

- 5%	$1,232.50	$950
- 10%	$1,232.50	$900
- 20%	$1,232.50	$800
- 30%	$1,232.50	$700
- 40%	$1,232.50	$600
- 50%	$1,232.50	$500
- 60%	$1,232.50	$400
- 70%	$1,232.50	$300
- 80%	$1,232.50	$200
- 90%	$1,232.50	$100
- 100%	$1,232.50	$0

Since the closing price of the ETF on the second call valuation date is equal to or greater than the initial price, the Notes are automatically called and you will receive on the second early redemption date a cash payment per $1,000 principal amount Note equal to $1,000 plus the corresponding call premium of $232.50, regardless of the performance of the ETF on the final valuation date. Your total return on the Notes in this scenario would be 23.250%.

Table of Hypothetical Values

If Notes are NOT Called in respect of the first Call

Valuation Date and the second Call Valuation Date

	-
Reference Asset Return	Investment in the Notes	Direct Investment in the Reference Asset
+ 100%	$1,348.75	$2,000
+ 90%	$1,348.75	$1,900
+ 80%	$1,348.75	$1,800
+ 70%	$1,348.75	$1,700
+ 60%	$1,348.75	$1,600
+ 50%	$1,348.75	$1,500
+ 40%	$1,348.75	$1,400
+ 30%	$1,348.75	$1,300
+ 20%	$1,348.75	$1,200
+ 10%	$1,348.75	$1,100
+ 5%	$1,348.75	$1,050

0%	$1,348.75	$1,000

- 5%	$1,000	$950
- 10%	$1,000	$900
- 20%	$1,000	$800
- 25%	$1,000	$750
- 30%	$700	$700
- 40%	$600	$600
- 50%	$500	$500
- 60%	$400	$400
- 70%	$300	$300
- 80%	$200	$200
- 90%	$100	$100
- 100%	$0	$0

PS–4

If Notes are not called in respect of the first call valuation date and the second call valuation date and the final price is at or above the initial price on the final call valuation date, the Notes are automatically called and you will receive on the applicable early redemption date a cash payment per $1,000 principal amount Note equal to $1,000 plus the corresponding call premium of $348.75. Your total return on the Notes in this scenario would be 34.875%.

If Notes are not automatically called and the final price is below the initial price but at or above the protection level on the final valuation date, you will receive on the maturity date a cash payment per $1,000 principal amount Note equal to $1,000. Your return on the Notes would be equal to 0%.

If Notes are not automatically called and the final price is below the protection level on the final valuation date, you will receive on the maturity date a cash payment equal to (a) the principal amount of your notes plus (b) the principal amount multiplied by the Reference Asset Return. Your return on the Notes would be equal to the Reference Asset Return.

Selected Purchase Considerations

•

Market Disruption Events and Adjustments—The call valuation dates, early redemption dates, final valuation date, the maturity date and the payment at maturity are subject to adjustment as described in the following sections of the prospectus supplement:

•

For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds” with respect to the reference asset; and

•

For a description of further adjustments that may affect the reference asset, see “Reference Assets—Equity Exchange-Traded Fund—Share Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds”.

•

Appreciation Potential—If the ETF closing price is greater than or equal to the initial price on a call valuation date, your investment will yield a payment per $1,000 principal amount Note of $1,000 plus a call premium equal to: (i) 11.625% multiplied by $1,000 if your Notes are automatically called in respect of the first call valuation date, (ii) 23.250% multiplied by $1,000 if your Notes are automatically called in respect of the second call valuation date and (iii) 34.875% multiplied by $1,000 if your Notes are automatically called in respect of the final call valuation date. Because the Notes are our senior unsecured obligations, payment of any amount if called or at maturity is subject to our ability to pay our obligations as they become due and is not guaranteed by any third party.

•

Limited Protection Against Loss—If the Notes are called or the final price does not fall below the protection level, you will be entitled to receive at least the full principal amount of your Notes at maturity or on the early redemption date as applicable. But if the Notes are not called and the final price is below the protection level, for every 1% that the ETF has declined from the initial price you will lose an amount equal to 1% of the principal amount of your Notes.

•

Certain U.S. Federal Income Tax Considerations—Some of the tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. Holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement.

The United States federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid cash-settled executory contract with respect to the ETF. Subject to the discussion of Section 1260 below, if your Notes are so treated, you should generally recognize capital gain or loss upon the sale, redemption or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year.

PS–5

Although not entirely clear, it is possible that the purchase and ownership of the Notes could be treated as a “constructive ownership transaction” with respect to the ETF, which would be subject to the constructive ownership rules of Section 1260 of the Internal Revenue Code. Because the Notes have a return profile that differs substantially from the return profile of the ETF, we believe it is more likely than not that Section 1260 should not apply at all to your Notes. If your Notes were subject to the constructive ownership rules, however, any long-term capital gain that you realize upon the sale or maturity of your Notes would be recharacterized as ordinary income (and you would be subject to an interest charge on deferred tax liability with respect to such capital gain) to the extent that such capital gain exceeds the amount of long-term capital gain that you would have realized had you purchased the actual shares of the ETF on the date that you purchased your Notes and sold the ETF shares on the date of the sale or maturity of the Notes. Because application of the constructive ownership rules is unclear, you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the Notes.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above. This opinion assumes that the description of the terms of the Notes in this pricing supplement is materially correct.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect. Other alternative treatments for your Notes may also be possible under current law. For example, it is possible that the Internal Revenue Service could assert that your holding period in respect of your Notes should end on the date on which the amount you are entitled to receive upon early redemption or maturity of your Notes is determined, even though you will not receive any amounts in respect of your Notes prior to the early redemption or maturity of the Notes. In such case, there are facts under which you may be treated as having a holding period in respect of your Notes that is less than one year even if you receive cash upon the early redemption or maturity of your Notes at a time that is more than one year after the beginning of your holding period.

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this pricing supplement.

Recently Enacted Legislation. Under recently enacted legislation, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 in taxable years beginning after March 18, 2010 will generally be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” includes any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include the Notes), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the ETF. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds;

•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest”; and

•	“Risk Factors—Additional Risks Relating to Notes with a Barrier Percentage or a Barrier Level”.

In addition to the risks described above, you should consider the following:

•

Your Investment in the Notes May Result in a Loss—If the Notes are not called and the final price declines by more than 25% compared to the initial price, you will lose 1% of your principal amount for every 1% decline in the final price compared to the initial price. If the Notes are not called, you may lose some or all of your investment at maturity.

PS–6

•

Potential Early Exit—While the original term of the Notes is eighteen months, the Notes will be automatically called if the ETF closing price is at or above the initial price in respect of any call valuation date. If the Notes are called, you will be entitled only to the principal amount of your Notes plus the applicable call premium set forth on the cover of this pricing supplement. You will not be entitled to any appreciation in the ETF on the final valuation date, which may be significant.

•

No Interest or Dividend Payments or Voting Rights—As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the ETF would have.

•

Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•

Real Estate Investment Risks—The iShares® Dow Jones U.S. Real Estate Index Fund invests in companies that invest in real estate (“Real Estate Companies”), such as REITs or real estate holding companies. Real estate is highly sensitive to general and local economic conditions and developments, and characterized by intense competition and periodic overbuilding. Real Estate Companies may lack diversification due to ownership of a limited number of properties and concentration in a particular geographic region or property type. Rising interest rates could result in higher costs of capital for Real Estate Companies, which could negatively impact a Real Estate Company’s ability to meet its payment obligations. Real Estate Companies may use leverage (and some may be highly leveraged), which increases investment risk and the risks normally associated with debt financing and could adversely affect a Real Estate Company’s operations and market value in periods of rising interest rates. Investing in Real Estate Companies may involve risks similar to those associated with investing in small capitalization companies. There may be less trading in Real Estate Company shares. Real estate is relatively illiquid and, therefore, a Real Estate Company may have a limited ability to vary or liquidate properties in response to changes in economic or other conditions. Real Estate Companies may be subject to risks relating to functional obsolescence or reduced desirability of properties; extended vacancies due to economic conditions and tenant bankruptcies; catastrophic events such as earthquakes, hurricanes and terrorist acts; and casualty or condemnation losses. Real estate income and values also may be greatly affected by demographic trends, such as population shifts or changing tastes and values, or increasing vacancies or declining rents resulting from legal, cultural, technological, global or local economic developments. The prices of real estate company securities may drop because of the failure of borrowers to repay their loans, poor management, and the inability to obtain financing either on favorable terms or at all. Real estate income and values may be adversely affected by such factors as applicable domestic and foreign laws (including tax laws). Government actions, such as tax increases, zoning law changes or environmental regulations, also may have a major impact on real estate.

•

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this pricing supplement is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•

Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

•

Certain Features of Exchange-Traded Funds Will Impact the Value of the Notes—The performance of the ETF does not fully replicate the performance of the Dow Jones U.S. Real Estate Index (the “Underlying Index”), and the ETF may hold securities not included in the Underlying Index. The value of the ETF to which your Notes is linked is subject to:

•

Management risk. This is the risk that BlackRock Fund Advisors (“BFA”) (prior to December 1, 2009, Blackrock Fund Advisors was known as Barclays Global Fund Advisors) investment strategy for the ETF, the implementation of which is subject to a number of constraints, may not produce the intended results.

•

Derivatives risk. The ETF may invest in stock index futures contracts and other derivatives. A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as a security or an index. Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus the ETF’s losses, and, as a consequence, the losses of your Notes, may be greater than if the ETF invested only in conventional securities.

•

The ETF May Underperform the Underlying Index—The performance of the iShares® Dow Jones U.S. Real Estate Index Fund may not replicate the performance of, and may underperform, the Underlying Index. Unlike the Underlying Index, the iShares® Dow Jones U.S. Real Estate Index Fund will reflect transaction costs and fees that will reduce its relative performance. Moreover, it is also possible that the iShares® Dow Jones U.S. Real Estate Index Fund may not fully replicate

PS–7

or may, in certain circumstances, diverge significantly from the performance of the Underlying Index; for example, due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the iShares® Dow Jones U.S. Real Estate Index Fund, differences in trading hours between the iShares® Dow Jones U.S. Real Estate Index Fund and the Underlying Index or due to other circumstances. Because the return on your Notes, is linked to the performance of the iShares® Dow Jones U.S. Real Estate Index Fund and not the Underlying Index, the return on your securities may be less than that of an alternative investment linked directly to the Underlying Index.

•

Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

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Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, on December 7, 2007, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until redemption or maturity and whether all or part of the gain you may recognize upon sale, redemption or maturity of an instrument such as the Notes could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

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Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the price of the ETF on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the ETF, the Underlying Index and securities comprising the Underlying Index;

•	the time to maturity of the Notes;

•	the dividend rate underlying the ETF;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events;

•	the exchange rate and the volatility of the exchange rate between the U.S. dollar and currencies in which the stocks underlying the ETF are denominated;

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

INFORMATION RELATING TO THE ETF

We urge you to read the following section in the accompanying prospectus supplement: “Reference Assets—Exchange-Traded Funds—Reference Asset Investment Company and Reference Asset Information”. Companies with securities registered under the Securities Exchange Act of 1934, as amended, which is commonly referred to as the “Exchange Act”, and the Investment Company Act of 1940, as amended, which is commonly referred to as the “40 Act”, are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC electronically can be accessed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information provided to or filed with the SEC pursuant to the Exchange Act or the ’40 Act by the company issuing the ETF can be located by reference to the ETF SEC file number specified below.

The summary information below regarding the company issuing the ETF comes from the issuer’s SEC filings and has not been independently verified by us. We do not make any representations as to the accuracy or completeness of such information or of any filings made by the issuer of the ETF with the SEC. You are urged to refer to the SEC filings made by the issuer and to other publicly available information (such as the issuer’s annual report) to obtain an understanding of the issuer’s business and financial prospects. The summary information contained below is not designed to be, and should not be interpreted as, an effort to present information regarding the financial prospects of any issuer or any trends, events or other factors that may have a positive or negative influence on those prospects or as an endorsement of any particular issuer.

Description of the ETF

According to publicly available information, iShares® Dow Jones U.S. Real Estate Index Fund (the “ETF”) is an exchange-traded fund. Shares of the fund are listed and trade at market prices on NYSE Arca, Inc.

The ETF seeks to provide investment results that correspond generally to the price and yield performance of the Dow Jones U.S. Real Estate Index (the “Underlying Index”). The Underlying Index measures the performance of the real estate sector of the U.S. equity market. The Underlying Index includes companies in the following industry groups: Real estate holding and development and real estate investment trusts The ETF generally invests at least 90% of its assets in securities of the Underlying Index and in depositary receipts representing securities of the Underlying Index.

Information provided to or filed with the SEC by the ETF pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to SEC file number 811-09729.

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Historical Information

The following graph sets forth the historical performance of the ETF based on the daily closing prices from August 16, 2002 through July 1, 2010. The ETF closing price on July 1, 2010 was $47.12.

We obtained the historical trading price information below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical prices of the ETF should not be taken as an indication of future performance, and no assurance can be given as to the ETF closing price on the final valuation date. We cannot give you assurance that the performance of the ETF will result in the return of any of your initial investment.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We have agreed to sell to Barclays Capital Inc. (the “Agent”), and the Agent has agreed to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of this pricing supplement. The Agent is committed to take and pay for all of the Notes, if any are taken.

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